Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 [File Nos. 333-1847222, 333-177736, and 333-240196] of our reports dated June 10, 2025 with respect to the financial statements of Nathan’s Famous, Inc. and Subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in this Annual Report on Form 10-K for the year ended March 30, 2025.

/s/ CBIZ CPAs P.C.

New York, New York

June 10, 2025